UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

April 12, 2017
Date of report (Date of earliest event reported)

Surmodics, Inc.
(Exact Name of Registrant as Specified in its Charter)

Minnesota	0-23837	41-1356149
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9924 West 74th Street Eden Prairie, Minnesota	55344
(Address of Principal Executive Offices)	(Zip Code)

(952) 500-7000
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions  (see General Instruction A.2):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)          On April 12, 2017, the Board of Directors of Surmodics, Inc. (the “Company”) appointed Lisa Wipperman Heine, 53, to serve as a director of the Company, effective immediately.  In connection with this appointment, the Board also increased the size of the Board from six to seven members.  Ms. Heine will serve on the Organization and Compensation Committee, and the Corporate Governance and Nominating Committee of the Board.  There are no arrangements or understandings between Ms. Heine and any other persons pursuant to which Ms. Heine was appointed a director of the Company, nor does she have a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Ms. Heine will be compensated for her services on the Board in accordance with the Company’s Board Compensation Policy (the “Policy”).  Pursuant to the Policy, Ms. Heine will receive an annual cash retainer of $35,000 for her service on the board, $5,000 for her service on the Organization and Compensation Committee, and $4,000 for her service on the Corporate Governance and Nominating Committee.  In addition to the cash retainers, Ms. Heine was granted an equity award having a grant date fair value of $60,000, one-half of such award in the form of a nonqualified stock option to purchase shares of the Company’s common stock and the other half in the form of restricted stock units.  The equity awards vest ratably on a monthly basis and will become fully vested on the earlier of the 12-month anniversary of the grant date, or the date of the next year’s annual meeting.

On April 17, 2017, the Company issued a press release announcing Ms. Heine’s appointment as a director of the Company. A copy of the press release is attached as an exhibit hereto.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit Number	Description
99.1	Press Release dated April 17, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SURMODICS, INC.

Date:	April 17, 2017	/s/ Bryan K. Phillips
Bryan K. Phillips
Sr. Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit
Number	Description
99.1	Press Release dated April 17, 2017